Exhibit 5(b) & 8



                                             New York, New York
                                             September 30, 1998


          Tucson Electric Power Company
          220 West Sixth Street
          Tucson, Arizona  85701



          Ladies and Gentlemen:

                    We are acting as counsel to Tucson Electric Power Company, an Arizona corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of $140,000,000 in aggregate principal amount of First Collateral Trust Bonds, 7 1/2% Series B Due 2008 (the "Bonds"), in connection with an offer by the Company to exchange the Bonds for any and all outstanding First Collateral Trust Bonds, 7 1/2% Series A Due 2008, of which an aggregate of $140,000,000 in principal amount is outstanding, all as described in the Registration Statement.

                    Subject to the qualifications hereinafter expressed, we are of the opinion that the Bonds, when issued and sold as contemplated in the Registration Statement, will be legally issued and will be binding obligations of the Company.

                    We are further of the opinion that the information contained in the Registration Statement under the caption "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" constitutes an accurate description, in general terms, of the indicated federal income tax consequences to holders of the Bonds of the exchange offer contemplated in the Registration Statement.

                    As members of the New York bar, we do not hold ourselves out as experts of the laws of other states. To the extent the opinions expressed are dependent upon matters governed by the law of the State of Arizona, we have relied, with your consent, upon the opinion of even date herewith rendered to you by Dennis R. Nelson, Esq.

                    We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibits 5(b) and 8 to the Registration Statement and to the references to our firm contained therein. In giving the foregoing consent, we do not thereby admit that we belong to the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder, except with respect to the statements prepared or reviewed by us as indicated under "EXPERTS" in the Registration Statement.


                                                Very truly yours,


                                                /s/ Thelen Reid & Priest LLP

                                                THELEN REID & PRIEST LLP